UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 16, 2011
TESORO LOGISTICS LP
(Exact name of registrant as specified in its charter)

Delaware	1-35143	27-4151603
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

19100 Ridgewood Pkwy San Antonio, Texas	78259-1828
(Address of principal executive offices)	(Zip Code)

(210) 626-6000
(Registrant's telephone number,
including area code)
Not Applicable
(Former name or former address, if
changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Form of Tesoro Logistics LP 2011 Long-Term Incentive Plan Performance Phantom Unit Agreement

On May 16, 2011, the Board of Directors (the "Board") of Tesoro Logistics GP, LLC ( the "Company"), the general partner of Tesoro Logistics LP (the "Partnership"), approved the form of performance phantom unit agreement (the “Award Agreement”) pursuant to which performance phantom units may be issued under the Tesoro Logistics LP 2011 Long-Term Incentive Plan ( the "Plan"), which was adopted by the Board on March 31, 2011. The Award Agreement is used to set forth the terms of grants for performance phantom units to certain participants under the Plan, including the Partnership’s named executive officers. The Award Agreement contemplates that individual grants of performance phantom units will vest at the end of a performance period specified in the Award Agreement based on the Partnership's performance during the performance period. The actual number of performance phantom units that vest at the end of the performance period will be determined based on the Partnership's total unitholder return as compared to that of its peer group during the performance period, and may range from zero to 200% of the target number of performance phantom units granted. The Partnership's peer group may be determined from time to time by the Board or any committee designated by the Board to administer the Plan. Any unvested performance phantom units will be forfeited.

Each performance phantom unit granted under the Award Agreement is granted in tandem with an accompanying distribution equivalent right, which entitles the grantee to receive payments in an amount equal to any distributions made by the Partnership with respect to the Partnership's common units underlying the performance phantom units.

Subject to the terms of the Plan, in the event of a Change in Control (as defined in the Plan), 100% of the target number of performance phantom units will vest in full, provided that the grantee's employment with the Company or its affiliates is not terminated prior to the Change in Control. If a grantee’s employment with the Company or its affiliates terminates due to retirement or involuntary termination prior to the end of the applicable performance period, then a pro-rated number of performance phantom units will vest at the end of the performance period and the grantee will forfeit the remaining unvested performance phantom units, provided that such retirement or involuntary termination occurred after the one-year anniversary of the date of grant. If a grantee’s employment with the Company or its affiliates terminates due to the grantee's death or disability, 100% of the target number of performance phantom units will vest in full upon such termination. If a grantee's employment with the Company or its affiliates is voluntarily terminated by the grantee (other than for retirement) or by the Company or its affiliates for cause prior to the vesting of any of the performance phantom units, the remaining unvested performance phantom units will be forfeited.

The foregoing description of the terms of the Award Agreement is qualified in its entirety by reference to the Award Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Grant of Awards to Named Executive Officers

On May 16, 2011, the Board approved the following grants of performance phantom unit awards with distribution equivalent rights to the named executive officers. The awards will vest at the end of a performance period ending on December 31, 2013 and will be adjusted based on achievement of the applicable performance conditions described above. The number of performance phantom units that actually vest will range from zero to 200% of the target number of performance phantom units granted.

Named Executive Officer & Title	Target Number of Performance Phantom Units
Gregory J. Goff, Chairman of the Board of Directors and Chief Executive Officer	19,000
Charles S. Parrish, Director, Vice President, General Counsel and Secretary	4,000
G. Scott Spendlove, Director, Vice President and Chief Financial Officer	4,000
Phillip M. Anderson, Director and President	4,900
Ralph J. Grimmer, Vice President, Operations	4,900

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits

10.1	Form of Tesoro Logistics LP 2011 Long-Term Incentive Plan Performance Phantom Unit Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: May 20, 2011

TESORO LOGISTICS LP By: Tesoro Logistics GP, LLC its General Partner
By:	/s/ CHARLES S. PARRISH
Charles S. Parrish
Vice President, General Counsel and Secretary

Index to Exhibits

Exhibit Number	Description

10.1	Form of Tesoro Logistics LP 2011 Long-Term Incentive Plan Performance Phantom Unit Agreement.

4